Exhibit 5.1

[Holland & Knight Letterhead]

October 19, 2004

The Board of Directors
ARGON ST, Inc.
12701 Fair Lakes Circle, Suite 800
Fairfax, Virginia 22030

Re:	Form S-8 Registration Statement for Argon Engineering Associates, Inc. Stock Plan

Ladies and Gentlemen:

     This letter is delivered to you in connection with the actions taken and proposed to be taken by ARGON ST, Inc., a Delaware corporation formerly known as Sensytech, Inc. (the “Company”), with respect to the shares of the Company’s common stock, par value $0.01 per share, that may be originally issued by the Company (the “Shares”) in accordance with an award, or upon exercise of options granted, pursuant to the Argon Engineering Associates, Inc. Stock Plan (the “Plan”). As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Act”).

     In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinion set forth herein.

     Based upon such examination, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Company has received the consideration to be received for the Shares pursuant to the applicable provisions of the Plan, and (iii) the Shares have been issued in accordance with the applicable terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

Holland & Knight LLP